EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces First Quarter 2013 Financial Results

Delivers Strong EPS Growth and Robust Global Sales Growth

ANN ARBOR, Michigan, April 30, 2013: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter of 2013, comprised of strong EPS and same store sales growth, and positive global store count growth. Domestic same store sales grew 6.2% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 6.5% during the quarter. The first quarter marked the 77th consecutive quarter of international same store sales growth. The Company had global net store growth of 75 stores in the first quarter of 2013.

First quarter diluted EPS was 59 cents, up 68.6% over the Company’s reported EPS in the prior year quarter; and up 25.5% over the Company’s adjusted EPS in the prior year quarter. During the quarter, the Company also repurchased and retired 362,899 shares of its common stock for $18.0 million. Additionally, on April 23, 2013, the Board of Directors declared a 20 cent per share quarterly dividend for shareholders of record as of June 14, 2013 to be paid on June 28, 2013.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We are off to a strong start this year, growing stores and sales around the world by offering great food at a great value, which is compelling to customers everywhere. Our use of technology sets us apart from many in our industry and enhances our business on both the top and bottom lines.”

Doyle continued, “Our proven franchise business model also results in significant free cash flow that we have used this year for both share repurchases and our recently-initiated quarterly dividend.”

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2013	First Quarter of 2012
Net income	$34.4	$20.7
Weighted average diluted shares	58,224,408	59,660,962
Diluted earnings per share, as reported	$0.59	$0.35
Items affecting comparability*	—	$0.12

Diluted earnings per share, as adjusted	$0.59	$0.47

*	Refer to the Items Affecting Comparability section on page three for additional details.

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Revenues were up 8.6% for the first quarter versus the prior year period, due primarily to higher volumes in domestic supply chain as a result of increased order counts, higher royalty revenues derived from higher same store sales in both domestic and international stores and store count growth in international markets.

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Net Income was up 65.9% for the first quarter versus the prior year period, driven by domestic and international same store sales growth, international store count growth and improved operating margins. The Company also noted that the increase in net income was due in part to approximately $6.5 million of expenses incurred in the first quarter of 2012 related to its 2012 recapitalization that did not recur in 2013.

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Diluted EPS was 59 cents for the first quarter versus 35 cents in the prior year quarter. On an as adjusted basis, the diluted EPS of 59 cents represents an increase of 12 cents, or 25.5% versus the as adjusted diluted EPS of 47 cents in the prior year quarter. This increase was primarily due to higher net income and lower weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q1 2013 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details. The Company estimates that the same store sales increases for its domestic and international stores were each positively impacted by approximately 1% from having New Year’s Eve and New Year’s Day in its first quarter 2013 results. Fiscal 2012 began on January 2, 2012 and, therefore, did not include New Year’s Eve or New Year’s Day sales in the same store sales results in the first quarter of 2012.

First Quarter of 2013
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+5.0%
Domestic franchise stores	+6.3%

Domestic stores	+6.2%

International stores (constant dollar basis)	+6.5%

Global retail sales growth: (versus prior year period)
Domestic stores	+6.9%
International stores	+11.9%

Total	+9.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+6.9%
International stores	+14.1%

Total	+10.5%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at December 30, 2012	388	4,540	4,928	5,327	10,255
Openings	—	10	10	85	95
Closings	—	(15)	(15)	(5)	(20)

Store count at March 24, 2013	388	4,535	4,923	5,407	10,330

First quarter 2013 net change	—	(5)	(5)	80	75

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2013 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 86148760. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the first quarter of 2013, the Company repurchased and retired 362,899 shares of its common stock under its open market share repurchase program for approximately $18.0 million, or an average price of $49.65 per share. Additionally, subsequent to the first quarter of 2013, the Company repurchased and retired 32,205 shares of its common stock for approximately $1.6 million, or an average of $50.70 per share. The Company has used approximately 34% of the total amount authorized under its $200 million Board of Directors approved open market share repurchase program and currently has approximately $132.7 million remaining under the program.

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Domino’s Pizza: Q1 2013 Earnings Release, Page Three

Dividends

Due to the Company’s strong financial performance and consistent free cash flow generation, the Board of Directors initiated a 20 cent per share quarterly dividend in February 2013. This first dividend was paid on March 29, 2013 to shareholders of record as of March 15, 2013.

On April 23, 2013, the Board of Directors declared a 20 cent per share quarterly dividend for shareholders of record as of June 14, 2013, to be paid on June 28, 2013.

Items Affecting Comparability

The Company’s reported financial results for the first quarter 2013 are not comparable to the reported financial results for the equivalent period in 2012. The table below presents certain items that affect comparability between 2013 and 2012 financial results. The Company believes that including such information is critical to the understanding of its financial results for the first quarter of 2013 as compared to the same period in 2012 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of nearly one and one half cents in the first quarter of 2013.

	First Quarter
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2012 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(293)	$(182)	$(0.00)
Additional interest expense (2)	(10,222)	(6,348)	(0.11)

Subtotal	(10,515)	(6,530)	(0.11)
Deferred tax asset valuation allowance (3)	—	(868)	(0.01)

Total of 2012 items	$(10,515)	$(7,398)	$(0.12)

(1)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders, and legal and professional fees incurred in connection with the Company’s 2012 recapitalization.
(2)	Primarily includes the write-off of deferred financing fees related to the extinguishment of the 2007 debt in connection with the Company’s 2012 recapitalization. Additionally, the Company incurred $2.1 million of interest expense on the 2007 borrowings subsequent to the closing of the 2012 recapitalization but prior to the repayment of the 2007 borrowings, resulting in the payment of interest on both the 2007 and 2012 facilities for a short period of time.
(3)	Represents a valuation allowance recorded on a deferred tax asset related to a capital loss that resulted from a write-off of the tax basis goodwill associated with the sale of the six remaining Company-owned stores in a certain market in the first quarter of 2012.

Liquidity

As of March 24, 2013, the Company had approximately:

•	$75.1 million of unrestricted cash and cash equivalents;

•	$1.55 billion in total debt; and

•	$62.2 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $37.8 million.

The Company’s cash borrowing rate averaged 5.3% for the first quarter of 2013. Additionally, the Company invested $5.1 million in capital expenditures during the first quarter of 2013 versus $3.6 million in the first quarter of 2012.

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Domino’s Pizza: Q1 2013 Earnings Release, Page Four

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $42.6 million in the first quarter of 2013.

(in thousands)	First Quarter of 2013
Net cash provided by operating activities	$47,649
Capital expenditures	(5,086)

Free cash flow	$42,563

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q1 2013 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 10,300 stores in over 70 international markets. Domino’s had global retail sales of over $7.4 billion in 2012, comprised of over $3.5 billion in the U.S. and nearly $3.9 billion internationally. In the first quarter of 2013, Domino’s had global retail sales of over $1.8 billion, comprised of $888 million in the U.S. and $957 million internationally. Its system is largely made up of franchise owner-operators who accounted for over 96% of the Domino’s Pizza stores as of the first quarter of 2013. The Domino’s brand generates over $2 billion in global digital sales per year. Its emphasis on new technology has helped drive the introduction of Domino’s ordering apps for Kindle Fire, Android™ and iPhone® – which now cover approximately 80% of the smartphone market. Continuing its focus on menu enhancement, Domino’s established itself as a player in the pan pizza market with the launch of its Handmade Pan Pizza, featuring fresh, never-frozen dough, in October 2012.

Order - www.dominos.com

Mobile - http://mobile.dominos.com

Info - www.dominosbiz.com

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/Dominos

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q1 2013 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	March 24, 2013	% of Total Revenues	March 25, 2012	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$81,094		$77,615
Domestic franchise	51,318		45,196
Domestic supply chain	231,531		214,130
International	53,674		47,646

Total revenues	417,617	100.0%	384,587	100.0%

Cost of sales:
Domestic Company-owned stores	61,269		59,277
Domestic supply chain	205,412		191,529
International	21,130		19,132

Total cost of sales	287,811	68.9%	269,938	70.2%

Operating margin	129,806	31.1%	114,649	29.8%
General and administrative	54,281	13.0%	47,754	12.4%

Income from operations	75,525	18.1%	66,895	17.4%
Interest expense, net	(20,903)	(5.0)%	(32,096)	(8.4)%

Income before provision for income taxes	54,622	13.1%	34,799	9.0%
Provision for income taxes	20,202	4.9%	14,057	3.6%

Net income	$34,420	8.2%	$20,742	5.4%

Earnings per share:
Common stock – diluted	$0.59		$0.35

Domino’s Pizza: Q1 2013 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 24, 2013	December 30, 2012
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$75,081	$54,813
Restricted cash and cash equivalents	61,375	60,015
Accounts receivable	90,156	94,103
Inventories	29,916	31,061
Advertising fund assets, restricted	33,284	37,917
Other assets	18,745	28,358

Total current assets	308,557	306,267
Property, plant and equipment, net	89,776	91,445
Other assets	78,222	80,485

Total assets	$476,555	$478,197

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,211	$24,349
Accounts payable	69,087	77,414
Dividends payable	12,546	1,502
Advertising fund liabilities	33,284	37,917
Other accrued liabilities	84,457	88,316

Total current liabilities	223,585	229,498
Long-term liabilities:
Long-term debt, less current portion	1,530,411	1,536,443
Other accrued liabilities	45,931	47,779

Total long-term liabilities	1,576,342	1,584,222
Total stockholders’ deficit	(1,323,372)	(1,335,523)

Total liabilities and stockholders’ deficit	$476,555	$478,197

Domino’s Pizza: Q1 2013 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Quarter Ended
	March 24, 2013	March 25, 2012
(In thousands)
Cash flows from operating activities:
Net income	$34,420	$20,742
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	5,631	5,216
Gains on sale/disposal of assets	(88)	(37)
Amortization of deferred financing costs, debt discount and other	1,431	9,824
Provision for deferred income taxes	4,568	4,821
Non-cash compensation expense	5,616	4,290
Tax impact from equity-based compensation	(2,574)	(6,537)
Other	(959)	(197)
Changes in operating assets and liabilities	(396)	(17,905)

Net cash provided by operating activities	47,649	20,217
Cash flows from investing activities:
Capital expenditures	(5,086)	(3,634)
Proceeds from sale of assets	1,228	508
Changes in restricted cash	(1,360)	45,341
Other	882	237

Net cash provided by (used in) investing activities	(4,336)	42,452
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,575,000
Repayments of long-term debt and capital lease obligations	(6,170)	(1,447,127)
Proceeds from exercise of stock options	1,528	1,202
Tax impact from equity-based compensation	2,574	6,537
Purchases of common stock	(18,019)	—
Tax payments for restricted stock upon vesting	(2,656)	(1,863)
Payments of common stock dividends	(327)	—
Cash paid for financing costs	—	(31,197)

Net cash provided by (used in) financing activities	(23,070)	102,552
Effect of exchange rate changes on cash and cash equivalents	25	(783)

Change in cash and cash equivalents	20,268	164,438
Cash and cash equivalents, at beginning of period	54,813	50,292

Cash and cash equivalents, at end of period	$75,081	$214,730

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